Exhibit 10.1

[FORM OF SENIOR VP & ABOVE, first used in March 2012]

ON SEMICONDUCTOR CORPORATION

AMENDED AND RESTATED STOCK INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNITS AWARD AGREEMENT

ON Semiconductor Corporation, a Delaware Corporation, (“Company”) hereby grants to                      (“Grantee”), a Participant in the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan, as amended from time-to-time (“Plan”), a Performance-Based Restricted Stock Units Award (“Award”) for Units (“Units”) representing shares of the common stock of the Company (“Stock”). This agreement to grant Stock Units (“Award Agreement” or “Grant Agreement”) is made effective as of the          day of                 ,          (“Grant Date”). If Grantee is a Covered Employee, this Award is designated as a “Performance Compensation Award” and as such is granted pursuant to Article 11 of the Plan.

RECITALS

A.          The Board of Directors of the Company (“Board”) has adopted the Plan as an incentive to retain employees, officers, and non-employee Directors of, and Consultants to, the Company and to enhance the ability of the Company to attract, retain and motivate individuals upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

B.          Under the Plan, the Board has delegated its authority to administer the Plan to the Compensation Committee of the Board (“Committee”).

C.          The Committee has approved the granting of Units to the Grantee pursuant to the Plan to provide an incentive to the Grantee to focus on the long-term growth of the Company.

D.          To the extent not specifically defined herein or in the Grantee’s employment agreement or comparable agreement, as amended from time to time (“Employment Agreement”), all capitalized terms used in this Award Agreement shall have the meaning set forth in the Plan unless a contrary meaning is set forth in the Employment Agreement.

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

1.      Grant of Units.    The Company hereby grants to the Grantee a Performance-Based Restricted Stock Unit Award for              Units, representing the right to receive payment of the same number of shares of Stock, subject to the terms and conditions of this Award Agreement and the provisions of the Plan, which terms are incorporated herein by reference.

2.      Vesting of Units and Related Information.

2.1        Vesting Schedule.    The performance measurement period for this Award begins on                          ,          and ends on                          ,          (“Performance Measurement Period”). Subject to the terms and conditions set forth in this Grant Agreement, the Units granted pursuant to paragraph 1 will vest (if at all) on each Vesting Date provided that some or all of the performance goals (“Performance Goals”) described below are achieved. For purposes of this Grant Agreement, the term “Vesting Date” for any Performance Measurement Period means the date set forth in the table below, subject to the achievement of the relevant Performance Goals. Whether the Performance Goals applicable to each Vesting Date have been achieved shall be determined by the Company or Committee, as applicable, pursuant to paragraph 2.5 below.

Performance Measurement Period (based on the Company’s quarterly & annual reporting periods)	Measurement Period #	Portion of Units Eligible for Vesting	Performance Goals (dollars in millions)	Vesting Date
			Adjusted Non-GAAP EBITDA

FY	1	1/6	Threshold - $	Date on which the Company files its Form 10-K for FY
		1/6	Target - $

Fiscal Q1-	2	1/24	Threshold - $	Date on which the Company files its Form 10-Q for 1st quarter of FY
		1/24	Target - $

Fiscal Q2-	3	1/24	Threshold - $	Date on which the Company files its Form 10-Q for 2nd quarter of FY
		1/24	Target - $

Fiscal Q3-	4	1/24	Threshold - $	Date on which the Company files its Form 10-Q for 3rd quarter of FY
		1/24	Target - $

Fiscal Q4-	5	1/24	Threshold -$	Date on which the Company files its Form 10-K for FY
		1/24	Target - $

Fiscal Q1-	6	1/24	Threshold - $	Date on which the Company files its Form 10-Q for 1st quarter of FY
		1/24	Target - $

Fiscal Q2-	7	1/24	Threshold - $	Date on which the Company files its Form 10-Q for 2nd quarter of FY
		1/24	Target - $

Fiscal Q3-	8	1/24	Threshold - $	Date on which the Company files its Form 10-Q for 3rd quarter of FY
		1/24	Target - $

Fiscal Q4-	9	1/24	Threshold - $	Date on which the Company files its Form 10-K for FY
		1/24	Target - $

2.2        Terms and Conditions of Vesting.

(a)      If the Adjusted Non-GAAP EBITDA (as defined below) Performance Goal is achieved for a Performance Measurement Period (as described in the table above), the applicable portion of Units shall vest on the relevant Vesting Date.

(b)      If the Performance Goal for the first Performance Measurement Period, fiscal year         , is not achieved, the Units and the Performance Goal will carry forward and the Units will vest if the Performance Goal is achieved during any four consecutive fiscal quarters, provided that the cumulative Adjusted Non-GAAP EBITDA for such four consecutive fiscal quarters is at least $             million with respect to the Threshold Performance Measure and at least $             million with respect to the Target Performance Measure. Any unvested Units for the first Performance Measurement Period will not expire until all unvested Units for the Award expire as provided in paragraph 2.2(f).

(c)      If the Threshold Performance Measure is achieved on the relevant Vesting Date, 50% of the eligible Units shall vest on the relevant Vesting Date. If the applicable Target Performance Measure is achieved on the relevant Vesting Date, the other 50% of the eligible Units shall vest on the relevant Vesting Date.

(d)      If the Threshold Performance Measure is achieved on the relevant Vesting Date, but the Target Performance is not achieved, 50% of the eligible Units shall vest on the relevant Vesting Date. The remaining 50% of Units associated with the Target Performance Measure shall carry forward to subsequent quarters until either the Target Performance Measure (i) is achieved, and then all Units carried forward related to the Target Performance measure shall vest on the relevant Vesting Date, or (ii) is not achieved, and the Award has expired.

(e)      If the Threshold Performance Measure is not achieved on the relevant Vesting Date, no portion of the Units shall vest on the relevant Vesting Date. Any unvested Units shall carry forward to subsequent quarters until either the Threshold Performance Measure or Target Performance Measure (i) is achieved, and then all Units carried forward related to these measures shall vest on the relevant Vesting Date, or (ii) is not achieved, and the Award has expired.

(f)      All Units and all Units carried forward related to applicable Performance Goals shall, subject to achievement of such goals, vest on the relevant Vesting Date and any remaining unvested Units as of the Performance Measurement Period ending date (i.e.,                              ,         ) shall expire the earlier of (i) the day following the date on which the Company files its Form 10-K for fiscal year         , or (ii) the day following the last day of the first quarter of fiscal year          provided that the Company or Committee, as applicable, has determined whether the Performance Goals applicable to each Vesting Date have been achieved in accordance with paragraph 2.5 below.

EXAMPLE OF CARRYOVER (for illustrative purposes only): Assume you are granted 24,000 Units. One-twenty fourth or 1,000 of the Units are available to vest upon achievement of the applicable Performance Goals for Performance Measurement Periods #2 through #9.

•

Assume that actual performance for Q1-         is $             million Adjusted Non-GAAP EBITDA. In Q1-         the Threshold Performance Measure ($             million) was met but the Target Performance Measure ($             million) was not so 1,000 Units vest and 1,000 Units carry forward to subsequent quarters until the Q1-        Target Performance Measure ($             million) is met.

•

Assume that actual performance for Q2-         is $             million Adjusted Non-GAAP EBITDA. In Q2-        , the Threshold Performance Measure ($             million) was met but the Target Performance Measure ($             million) was not so 1,000 Units vest and 1,000 carry forward to subsequent quarters until the Q2-         Target Performance Measure ($             million) is met. Additionally, the 1,000 unvested Units from Q1-         would vest because the Q1-         Target Performance Measure ($             million) was met.

•	The vesting of Units will continue in this manner until the unvested Units expire in accordance with paragraph 2.2(f).

2.3        Performance Goal Defined.

(a)      Adjusted Non-GAAP EBITDA.    For the purposes of this Agreement “Adjusted Non-GAAP EBITDA” shall mean the Company’s (which includes SANYO Semiconductor related operations and activities and any merger and acquisition activity, and net income attributable to minority interest) consolidated earnings, before interest (income or expense), taxes, depreciation and amortization (or “EBITDA”) for the applicable Performance Measurement Period, calculated taking into account any timely adjustments made in accordance with paragraph 2.4. If the Committee determines that an alternative method would be more appropriate to achieve the objectives of this Award then such method shall be applied to determine Adjusted Non-GAAP EBITDA for the applicable Performance Measurement Period; provided, however, if the Grantee is a Covered Employee, for Performance Measurement Period #1, the Committee’s determination must be made before the date that is 90 days after the commencement of fiscal year          and provided further, for Performance Measurement Periods #2 through #9, the Committee’s determination must be made before the date on which 25% of the applicable fiscal quarter has elapsed. For purposes of this Agreement, the term “GAAP” means United States generally accepted accounting principles consistently applied.

2.4        Adjustments to Non-GAAP EBITDA.    If applicable to the Company for purposes of calculating Non-GAAP EBITDA for a particular Performance Measurement Period, the Company, or Committee if the Grantee is a Covered Employee, shall adjust Non-GAAP EBITDA to exclude the following: (i) restructuring, asset impairments and other, net; (ii) goodwill and intangible asset impairment; (iii) non-cash manufacturing expenses; (iv) actuarial gains or losses on pension plans and other pension benefits; (v) gain or loss on acquisitions; (vi) gain or loss on debt repurchase, debt exchange, early extinguishment of debt; (vii) expensing of inventory fair market value step up; and (viii) extraordinary items. For the avoidance of doubt, Non-GAAP EBITDA, as adjusted, shall specifically include merger and acquisition related operations and activities of the Company, including SANYO Semiconductor.

In addition, if the Grantee is not a Covered Employee, the Company may, as it deems appropriate in its sole discretion, exclude the effect (whether positive or negative) of any of the following types of events or matters with respect to the Company occurring after the Grant

Date of the Award: (a) impacts of natural disasters; and (b) other unusual or infrequent material matters or material events. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period-to-period for the calculation of the Performance Goals in order to prevent the dilution or enlargement of the Grantee’s rights with respect to the Award.

If the Grantee is a Covered Employee, the Committee may, (i) for Performance Measurement Period #1, prior to the date that is 90 days after the commencement of fiscal year         , and (ii) for Performance Measurement Periods #2 through #9, prior to the date on which 25% of the applicable fiscal quarter has elapsed, adjust the Performance Goals, as it deems appropriate in its sole discretion, to exclude the effect (whether positive or negative) of any of the following types of events or matters with respect to the Company occurring after the Grant Date of the Award: (a) impacts of natural disasters; and (b) other unusual or infrequent material matters or material events. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period-to-period for the calculation of the Performance Goals in order to prevent the dilution or enlargement of the Grantee’s rights with respect to the Award.

Notwithstanding anything in this Agreement to the contrary, if the Grantee is a Covered Employee, any adjustments to Non-GAAP EBITDA for a particular Performance Measurement Period shall only apply to the vesting of Units associated with that particular Performance Measurement Period and not with respect to the vesting of Units carried over from prior Performance Measurement Periods pursuant to paragraph 2.2.

2.5        Final Determination of Performance Goals Attained.    The Company (or the Committee with respect to grants to employees who are Covered Employees under Section 162(m) of the Code) shall be responsible for determining in good faith whether, and to what extent, the Performance Goals set forth in this Grant Agreement have been achieved. The Company, or the Committee, as applicable, may reasonably rely on information from, and representations by, individuals within the Company in making such determination and when made such determination shall be final and binding on the Grantee.

3.      Termination of Employment.

3.1        General.    Subject to the provisions of paragraph 3.2 below, if the Grantee terminates employment with the Company for any reason (including upon a termination for Cause), any unvested Units will be canceled and forfeited as of the date of Grantee’s termination of employment. In other words, the Grantee must be employed by the Company on the relevant Vesting Date to receive any payment with respect to the Units that vest on such Vesting Date. In no event shall any Units vest after the earlier of (i) the day after the date on which the Company files its Form 10-K for fiscal year         , or (ii) the day after the last day of the first quarter of fiscal year         .

3.2        Change in Control.    In the event the Company terminates the Grantee’s employment without Cause (including, if applicable, a termination for Good Reason as defined in Grantee’s Employment Agreement or similar document) within two (2) years following a Change in Control, then all unvested Units shall become immediately vested. The Vesting Date for any Units that vest pursuant to this paragraph 3.2 shall be the date of the Grantee’s termination of employment.

4.      Time and Form of Payment.    Subject to the provisions of this Award Agreement and the Plan, as Units vest on the Vesting Dates set forth in paragraph 2 or paragraph 3.2, as the case may be, the Company will deliver to the Grantee the same number of whole shares of Stock, rounded up or down. Subject to paragraph 20, the Company shall deliver the vested shares (if any) within 15 days of the applicable Vesting Date.

5.      Nontransferability.    The Units granted by this Grant Agreement shall not be transferable by the Grantee or any other person claiming through the Grantee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided under Article 13 of the Plan.

6.      Adjustments.    In the event of a stock dividend or in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such remaining share of Stock then subject to this Grant Agreement the number and class of shares of stock into which each outstanding share of Stock shall be so exchanged, all as set forth in Section 5.3 of the Plan.

7.      Delivery of Shares.    No shares of Stock shall be delivered under this Award Agreement until (i) the Units vest pursuant to paragraph 2 or paragraph 3 above, as the case may be; (ii) approval of any governmental authority required in connection with the Award Agreement, or the issuance of shares thereunder, has been received by the Company; (iii) if required by the Committee, the Grantee has delivered to the Company documentation (in form and content acceptable to the Company in its sole and absolute discretion) to assist the Company in concluding that the issuance to the Grantee of any share of Stock under this Grant Agreement would not violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations; (iv) the Grantee has complied with paragraph 13 below of this Award Agreement in order for the proper provision for required tax withholdings to be made; and (v) the Grantee has executed and returned this Grant Agreement to the Company (which, in the case of an Grant Agreement provided to the Grantee in electronic format, requires that the Grantee click the “ACCEPT” button). This Grant Agreement must be executed by Grantee no later than, the earlier of (i) eleven (11) months from the Grant Date (through and including the normal close of business of the Company for its headquarters location in Phoenix, Arizona on                              ,         ), or (ii) the date preceding the first Vesting Date described in paragraph 2 of this Grant Agreement.

8.      Securities Act.    The Company shall not be required to deliver any shares of Stock pursuant to the vesting of Units if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.

9.      Voting and Other Stockholder Related Rights.    The Grantee will have no voting rights or any other rights as a stockholder of the Company (e.g., no rights to cash dividends) with respect to unvested Units until the Units become vested and the Company issues shares of Stock to the Grantee.

10.      Delivery of Documents and Notices.    Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Grant Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Grantee by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the current address on file with the Company or at such other address as such party may designate in writing from time-to-time to the other party.

10.1        Description of Electronic Delivery.    The Plan documents, which may include but do not necessarily include: the Plan, a grant notice, this Grant Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Grantee electronically. In addition, the Grantee may deliver electronically any grant notice and this Grant Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time-to-time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

10.2        Consent to Electronic Delivery.    The Grantee acknowledges that Grantee has read paragraph 10.1 and consents to the electronic delivery of the Plan documents and any grant notice. The Grantee acknowledges that Grantee may receive from the Company a paper copy of any documents delivered electronically at no cost by contacting the Company by telephone or in writing.

11.      Administration.    This Award Agreement is subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms and provisions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect to the Plan and this Award Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Grant Agreement and the Plan, the provisions of the Plan shall control.

12.      Continuation of Employment.    This Grant Agreement shall not be construed to confer upon the Grantee any right to continue employment with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate Grantee’s employment at any time.

13.      Responsibility for Taxes and Withholdings.    Regardless of any action the Company or the Grantee’s actual employer (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the

Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including the grant of the Units, the vesting of Units, the conversion of the Units into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired at vesting and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, pursuant to Article 17 of the Plan, if permissible under local law and unless otherwise provided by the Committee prior to the vesting of the shares, the Grantee authorizes the Company or the Employer, or their respective agents, to withhold all applicable Tax-Related Items in shares of Stock to be issued upon vesting/settlement of the Units. Alternatively, or in addition, the Grantee authorizes the Company and/or the Employer, or their respective agents, at the Company’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer; (ii) withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); (iii) personal check or other cash equivalent acceptable to the Company; or (iv) any other means as determined appropriate by the Company or the Committee.

The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Stock as described herein, for tax purposes, the Grantee shall be deemed to have been issued the full number of shares of Stock subject to the Award, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of the Grantee’s participation in the Plan.

Finally, the Grantee shall pay to the Company or to the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares or the proceeds of the sale of shares of Stock if the Grantee fails to comply with his or her obligation in connection with the Tax-Related Items.

14.      Amendments.    Unless otherwise provided in the Plan or this Grant Agreement, this Grant Agreement may be amended only by a written agreement executed by the Company and the Grantee.

15.      Integrated Agreement.    Any grant notice, this Grant Agreement and the Plan shall constitute the entire understanding and agreement of the Grantee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Grantee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of any grant notice and this Grant Agreement shall survive any settlement of the Award and shall remain in full force and effect.

16.      Severability.    If one or more of the provisions of this Grant Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Grant Agreement to be construed so as to foster the intent of this Grant Agreement and the Plan.

17.      Counterparts.    Any grant notice and this Grant Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.      Governing Law and Venue.    This Grant Agreement shall be interpreted and administered under the laws of the State of Delaware. For purposes of litigating any dispute that arises under this grant or this Award, the parties hereby submit to and consent to the jurisdiction of the State of Arizona, agree that such litigation shall be conducted in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, where this grant is made and/or to be performed.

19.      Other.    The Grantee represents that the Grantee has read and is familiar with the provisions of the Plan and this Grant Agreement, and hereby accepts the Award subject to all of their terms and conditions.

20.      Section 409A Compliance.    The Company believes, but does not and cannot warrant or guaranty, that the payments due pursuant to this Grant Agreement qualify for the short-term deferral exception to Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding anything to the contrary in this Grant Agreement, if the Company determines that neither the short-term deferral exception nor any other exception to Section 409A applies to the payments due pursuant to this Grant Agreement, to the extent any payments are due on the Grantee’s termination of employment, the term “termination of employment” shall mean “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). In addition, if Grantee is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and any payments due pursuant to this Award Agreement are payable on the Grantee’s “separation from service,” then such payments shall be paid on the first business day following the expiration of the six month period following the Grantee’s “separation from service.” This Grant Agreement shall be operated in compliance with Section

409A or an exception thereto and each provision of this Grant Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an applicable exception. The Grantee remains solely responsible for any adverse tax consequences imposed upon the Grantee by Section 409A.

21.      Confidentiality.    The Grantee acknowledges and agrees that the terms of this Award Agreement are considered proprietary information of the Company. The Grantee hereby agrees that Grantee shall maintain the confidentiality of these matters to the fullest extent permitted by law and shall not disclose them to any third party. If the Grantee violates this confidentiality provision, without waiving any other remedy available, the Company may revoke this Award without further obligation or liability, and the Grantee may be subject to disciplinary action, up to and including the Company’s termination of the Grantee’s employment for Cause.

22.      Appendix.    Notwithstanding any provisions in this Grant Agreement, the grant of the Units shall be subject to any special terms and conditions set forth in any appendix (or any appendices) to this Grant Agreement for the Grantee’s country (the “Appendix”). Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Grant Agreement.

23.      Imposition of Other Requirements.    The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the Company has caused this Grant Agreement to be signed by its duly authorized representative and the Grantee has signed this Grant Agreement as of the date first written above.

ON SEMICONDUCTOR CORPORATION

By:
[NAME OF OFFICER]

GRANTEE

By:
[NAME OF GRANTEE]